Exhibit 16.1
September 21, 2021

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 21, 2021, of Visteon Corporation and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP